SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                             -------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                             -------------------

                            BANKNORTH GROUP, INC.
           (Exact name of registrant as specified in its charter)

              Delaware                             03-0321189
   (State or other jurisdiction of    (I.R.S. Employer Identification No.)
    incorporation or organization)

        300 Financial Plaza, P.O. Box 5420, Burlington, VT  05401-5420
                  (Address of Principal Executive Offices)

  1994 Deferred Compensation Plan for Directors and Selected Executives of
             Banknorth Group, Inc. and Participating Affiliates
                     (Amended and Restated July 1, 1997)
                          (Full title of the plan)

                                With copy to:

Mr. William H. Chadwick                     Denise J. Deschenes, Esq.
President and Chief Executive Officer       Primmer & Piper, P.C.
Banknorth Group, Inc.                       52 Summer Street, P.O. Box 159
300 Financial Plaza, P.O. Box 5420          St. Johnsbury, VT   05819
Burlington, VT  05401-5420

                   (Name and address of agent for service)

                               (802) 658-9959
         (Telephone number, including area code, of agent for service)

                       Calculation of Registration Fee

                                            Proposed          Proposed maximum
Title of securities    Amount to be     maximum offering     aggregate offering       Amount of
 to be registered      registered(1)   price per unit (2)         price(2)         registration fee
---------------------------------------------------------------------------------------------------

Common Stock,
 par value $1.00       600,000 shs.           $57.375           $34,425,000            $10,432

<F1>  Includes associated rights (the "Rights") to purchase Common Stock.
      Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable, are evidenced by the certificates representing the Common Stock, and will be transferred along with, and only with, the Common Stock. Pursuant to Rules 416(a) and (b), this registration statement is also intended to cover such number of additional shares of the Company's common stock and associated rights as may be necessary to prevent dilution of the shares initially registered hereby resulting from stock splits or stock dividends, if any, occurring after the effective date of this registration statement.

<F2>  Estimated solely for the purposes of calculating the registration fee, and based on the closing price of the Company's Common Stock on October 17, 1997, as reported in the NASDAQ National Market System.


                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS



[Omitted from this filing in accordance with the Note to Part I of Form S-8]





                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.  Incorporation of Documents by Reference.

      The following documents, filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference into this Registration Statement;

          (1) The Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1996;

          (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997;

          (3) The Company's Current Report on Form 8-K filed on April 14, 1997; and

          (4) The description of the Company's Common Stock, $1.00 par value, and associated Common Stock Purchase Rights, contained in the Company's Current Report on Form 8-K dated November 30, 1989, as amended, and in its Registration Statement on Form 8-A dated November 29, 1990, as amended.

      In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.


Item 4.  Description of Securities.

      Not applicable.


Item 5.  Interests of Named Experts and Counsel.

      Not applicable.


Item 6.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liability (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. In addition, the Certificate of Incorporation of Banknorth Group, Inc. contains the following provisions relating to indemnification of directors and officers:

      ELEVENTH: The Corporation shall indemnify each director and officer of the Corporation, his or her heirs, executors and administrators, and may indemnify each employee and agent of the Corporation, his or her heirs, executors, administrators and all other persons whom the Corporation is authorized to indemnify under the provisions of the General Corporation Law of the State of Delaware, to the extent permitted by law
(a) against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal therein, or otherwise, and (b) against all expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with any appeal therein, or otherwise; and no provision of this Article Eleventh is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the General Corporation Law of the State of Delaware upon the Corporation to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the General Corporation Law of the State of Delaware or any other law now or hereafter in effect.

      The Board of Directors of the Corporation may, in its discretion, authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the foregoing paragraph of this Article Eleventh.

      TWELFTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this provision shall not eliminate the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware code, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Twelfth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

      In addition, Banknorth maintains a directors' and officers' liability insurance policy.


Item 7.  Exemption from Registration Claimed.

      Not applicable.


Item 8.  Exhibits.

      (a) The following documents are filed as Exhibits to this Registration Statement:

Exhibit 4 -   1994 Deferred Compensation Plan of Banknorth Group, Inc. and
              Participating Affiliates (Amended and Restated July 1, 1997).

Exhibit 5 -   Opinion and Consent of Primmer & Piper, P.C. re validity of the shares of Common Stock and associated Common Stock
              Purchase Rights.

Exhibit 15 -  Letter of KPMG Peat Marwick LLP re unaudited interim financial information.

Exhibit 23 -  (i)   Consent of KPMG Peat Marwick LLP.
              (ii)  Consent of Primmer & Piper, P.C. (contained in Exhibit 5)

      (b)  Not applicable.

Item 9.  Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that with respect to paragraphs (a)(1)(i) and
(a)(1)(ii), this undertaking is limited to information required to be included in a post-effective amendment by those paragraphs and which is not otherwise contained in periodic reports filed by the registrant pursuant to section 13 of section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) To deliver, or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (described in item 6), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burlington, State of Vermont, on October 17, 1997.

                                     BANKNORTH GROUP, INC.


                                     By: /s/ William H. Chadwick
                                         ---------------------------------
                                         William H. Chadwick, President
                                         and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                         Title                 Date
          ---------                         -----                 ----

/s/ William H. Chadwick           President, Chief Executive     10/17/97
-----------------------------     Officer, and Director
    William H. Chadwick


/s/ Thomas J. Pruitt              Executive Vice President       10/17/97
-----------------------------     and Chief Financial Officer
    Thomas J. Pruitt


/s/ Neal E. Robinson              Treasurer and Principal        10/17/97
-----------------------------     Accounting Officer
    Neal E. Robinson


/s/ Thomas J. Amidon              Director                       10/17/97
-----------------------------
    Thomas J. Amidon


/s/ Jacqueline D. Arthur          Director                       10/17/97
-----------------------------
    Jacqueline D. Arthur


/s/ Robert A. Carrara             Director                       10/17/97
-----------------------------
    Robert A. Carrara


/s/ Susan C. Crampton             Director                       10/17/97
-----------------------------
    Susan C. Crampton


/s/ Richard J. Fleming            Director                       10/17/97
-----------------------------
    Richard J. Fleming


/s/ Luther F. Hackett             Director                       10/17/97
-----------------------------
    Luther F. Hackett


/s/ Kathleen Hoisington           Director                       10/17/97
-----------------------------
    Kathleen Hoisington


/s/ Richard M. Narkewicz          Director                       10/17/97
-----------------------------
    Richard M. Narkewicz


/s/ John B. Packard               Director                       10/17/97
-----------------------------
    John B. Packard


/s/ R. Allan Paul                 Director                       10/17/97
-----------------------------
    R. Allan Paul


/s/ Angelo P. Pizzagalli          Director                       10/17/97
-----------------------------
    Angelo P. Pizzagalli


/s/ Thomas P. Salmon              Director                       10/17/97
-----------------------------
    Thomas P. Salmon



EXHIBIT LISTING

Exhibit 4 -   1994 Deferred Compensation Plan of Banknorth Group, Inc. and
              Participating Affiliates (Amended and Restated July 1, 1997).

Exhibit 5 -   Opinion and consent of Primmer & Piper, P.C. re validity of the shares of Common Stock and associated Common Stock
              Purchase Rights.

Exhibit 15 -  Letter of KPMG Peat Marwick LLP re unaudited interim financial information.

Exhibit 23 -  (i)   Consent of KPMG Peat Marwick LLP.
              (ii)  Consent of Primmer & Piper, P.C. (contained in Exhibit 5).